Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 8, 2024, with respect to the consolidated financial statements included in the Annual Report of AerSale Corporation on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Aersale Corporation on Forms S-8 (File No. 333-253424 and File No. 333-274663) and on Forms S-3 (File No. 333-262009 and File No. 333-276407).

/s/ Grant Thornton LLP

Miami, Florida

March 8, 2024